EXHIBIT 2.1

AGREEMENT OF LIMITED PARTNERSHIP

OF

INTERNATIONAL FINANCIAL DATA SERVICES LIMITED PARTNERSHIP

THIS AGREEMENT OF LIMITED PARTNERSHIP of International Financial Data Services Limited Partnership is made as of the 31st day of January, 2001, by and among International Financial Data Services GP, Inc. (“State Street GP”) and IFDS GP, Inc. (“DST GP”) as General Partners, and State Street Corporation (“State Street”) and DST Systems, Inc. (“DST”) as limited partners (each an “Initial Limited Partner” and, collectively, the “Initial Limited Partners”), and any Persons who become general or limited partners of the Partnership in accordance with the provisions hereof and whose names are set forth as partners on Schedule A attached hereto.

The Partners hereby form a limited partnership pursuant to and in accordance with the Massachusetts Uniform Limited Partnership Act (Mass. Gen. Laws Ann. ch. 109, §§ 1-62), as amended from time to time (the “Act”), and hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01.  Definitions.  Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Act” has the meaning set forth in the preamble.

“Affiliate” of any person (as defined herein) means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement of Limited Partnership of International Financial Data Services Limited Partnership, as amended, modified, supplemented or restated from time to time.

“Bankruptcy” means, with respect to any Partner, (i) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other federal or state insolvency law, or the filing by a Partner of an answer consenting to or acquiescing in any such petition, (ii) the making by a Partner of any assignment for the benefit of its creditors or the admission by a Partner in writing of its inability to pay its debts as they mature, (iii) the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within a 60-day period after the occurrence of such event, or (iv) the entry against it of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect.

“Board” means the board of directors of the Partnership established pursuant to Section 7.01 of this Agreement.

“Capital Account” means, with respect to any Partner, the account maintained for such Partner in accordance with the provisions of Section 4.03.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money and/or property contributed to the Partnership by such Partner pursuant to Sections 4.01 and 4.02.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership and any and all amendments thereto and restatements thereof filed on behalf of the Partnership with the office of the Secretary of State of the Commonwealth of Massachusetts.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.  A reference to a specific section (§) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or such corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Covered Person” has the meaning set forth in Section 11.01(a).

“Disabling Conduct” shall mean conduct that constitutes fraud, willful misconduct, bad faith or gross negligence.

“General Partner” means DST GP and State Street GP and includes any Person who becomes an additional or successor general partner of the Partnership pursuant to the provisions of this Agreement.

“Initial Limited Partner” has the meaning set forth in the preamble.

“Limited Partner” means an Initial Limited Partner and any Permitted Transferee thereof and “Limited Partners” means two or more of such Persons, in each case, when acting in their capacities as limited partners of the Partnership.

“Liquidating Trustee” means the General Partners, or if there is no General Partner, a Person or Persons who may be approved by a Majority Vote.

“Major Action” has the meaning set forth in Section 7.05.

“Majority Vote” means (i) as to votes cast by Partners, the written approval of, or the affirmative vote by, the holders of a majority of the Partnership Interests entitled to vote on a matter, and (ii) as to votes cast by Directors of the Partnership, the written approval of, or the affirmative vote by, a majority of such Directors; provided however, that for so long as each Initial Limited Partner shall be a Partner, a Majority Vote of Partners shall require the affirmative vote of each Initial Limited Partner that is still a Partner and a Majority Vote of Directors shall require an affirmative vote of at least one Director appointed by each Initial Limited Partner that is still a Partner.

“Net Cash Flow” means, for each fiscal year or other period of the Partnership, the gross cash receipts of the Partnership from all sources, but excluding all Capital Contributions and any amounts that are held by the Partnership as a collection agent or in trust for others or that are otherwise not unconditionally available to the Partnership, less all amounts paid by or for the account of the Partnership during the same fiscal year or period (including, without limitation, payments of principal and interest on any Partnership indebtedness), any other fees and expenses, and less any amounts determined by the General Partner to be necessary to provide a reasonable reserve for working-capital needs or to provide funds for any other contingencies of the Partnership.  Net Cash Flow shall be determined in accordance with the books and records of the Partnership as maintained in accordance with generally accepted accounting principles.

“Partner” means any General Partner or Limited Partner, and “Partners” means two or more such Persons.

“Partnership” means International Financial Data Services Limited Partnership, the limited partnership heretofore formed and continued under and pursuant to the Act and this Agreement.

“Partnership Interest” means all of the interests of a General Partner and a Limited Partner in the Partnership pursuant to this Agreement and under the Act.

“Percentage Interest” means the percentage interests of each Partner in the Partnership as reflected in Schedule A as such schedule may be amended from time to time pursuant to this Agreement.

“Permitted Transferee” means any Person who becomes a Partner pursuant to the provisions of Article X, and any Affiliate of a Partner.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of Partnership Interests or of any rights therein.  “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

“Treasury Regulations” means the income-tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unapproved Change in Control” of a Partner shall be deemed to have occurred only if

(a)           the beneficial ownership of forty percent (40%) or more of the total outstanding voting securities of a Partner, or of any entity directly or indirectly controlling a Partner (a “Controlling Entity”), is acquired by a person (a “New Owner”);

(b)           there shall have occurred any consolidation or merger of a Partner or a Controlling Entity with or into any other corporation or any other reorganization of a Partner or a Controlling Entity (which consolidation, merger, or other reorganization results in the beneficial ownership by a New Owner of forty percent (40%) or more of the total outstanding voting securities of a Partner or a Controlling Entity, as the case may be); or

(c)           at any time the “Continuing Directors” (as hereinafter defined) of a Partner or a Controlling Entity cease to constitute a majority of the board of directors of such entity and in the case of (a) or (b) above the Continuing Directors of a Partner or the Controlling Entity, as the case may be, shall not have approved such Unapproved Change in Control.

(d)           For purposes of this definition, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (“Exchange Act”); “person” shall mean a corporation, association, partnership, joint venture, trust, organization, business, natural person or government or any governmental agency or political subdivision thereof and shall include a “syndicate” or “group” within the meaning of Section 13(d)(3) of the Exchange Act and any regulations promulgated thereunder; and “Continuing Director” means any member of the board of directors of a Partner or a Controlling Entity, as the case may be, who either (i) was a member of such board of directors on one month before date of Agreement, or (ii) shall have been nominated for his or her initial term of office by a majority of Continuing Directors in office at the time of such nomination.

ARTICLE II

ESTABLISHMENT AND PURPOSES

Section 2.01.  Establishment.  The parties hereto establish the Partnership as a limited partnership under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Partners shall be as provided herein.

Section 2.02.  Name.  The name of the Partnership heretofore formed is “International Financial Data Services Limited Partnership,” unless and until the name of the Partnership is changed by the Board, in its sole discretion, and an appropriate amendment to the Certificate of Limited Partnership is filed as required by the Act.  The Partnership’s business may be conducted under the name of the Partnership or any other name or names deemed advisable by the Board, including the name of either General Partner or any Affiliate thereof.  The words “Limited Partnership” shall be included in the Partnership’s name, without abbreviation.

Section 2.03.  Principal Place of Business.  The principal place of business of the Partnership shall be located at 2 Heritage Drive, Quincy, Massachusetts 02171-2119.  The Board may hereafter change the principal place of business of the Partnership to such other place or places as the Board may determine from time to time in its sole discretion.  The Board shall give notice of any such change to the Partners.  The Partnership may maintain such other offices at such other places as the Board deems advisable.

Section 2.04.  Office.  The address of the office of the Partnership in the Commonwealth of Massachusetts is 2 Heritage Drive, Quincy, Massachusetts 02171-2119.

Section 2.05.  Agent.  The Partnership’s agent for service of process on the Partnership in the Commonwealth of Massachusetts is David Elwood, Boston Financial Data Services, Inc., 2 Heritage Drive, Quincy, Massachusetts 02171-2119.

Section 2.06.  Purposes.  The purpose and business of the Partnership shall be limited to providing mutual fund shareholder accounting, record keeping and related data processing services to investment companies, banks and other financial institutions; the carrying on of any business relating thereto or arising therefrom; and any incidental or necessary to the foregoing.

Section 2.07.  Powers.  The Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes and business described herein and for the protection and benefit of the Partnership, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the Board pursuant to Article VII.

ARTICLE III

NAMES AND ADDRESSES OF PARTNERS

Section 3.01.  Partners.  Schedule A attached hereto and made a part hereof sets forth the name and mailing address of each Partner.

Section 3.02.  Additional Partners.  A Person shall be deemed admitted as a Partner at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Partner on Schedule A hereto.  Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

ARTICLE IV

CAPITAL CONTRIBUTIONS, PERCENTAGE INTERESTS,

SALE OF PARTNERSHIP INTERESTS, AND CAPITAL ACCOUNTS

Section 4.01.  General Partner Initial Capital Contributions and Percentage Interests.  The General Partners have contributed cash to the capital of the Partnership in the amounts set forth opposite each General Partner’s name on Schedule A hereto.  Such amounts constitute the agreed value of the contributions made by each General Partner.  Schedule A also sets forth each General Partner’s Percentage Interest in the Partnership.

Section 4.02.  Limited Partner Initial Capital Contributions and Percentage Interests.  Each Limited Partner has contributed in cash or property to the capital of the Partnership the amount set forth opposite the Limited Partner’s name on Schedule A hereto.  Such amount constitutes the agreed value of the contribution made by each Limited Partner.  Schedule A also sets forth each Limited Partner’s Percentage Interest in the Partnership.

Section 4.03.  Capital Accounts.  A separate capital account (each, a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Section 1.704-1(b)(2)(iv) of the U.S. Treasury Regulations (the “Treasury Regulations”), and this Section 4.03 shall be interpreted and applied in a manner consistent with said Section of the Treasury Regulations.  The Partnership may adjust the Capital Accounts of its Partners to reflect revaluations of the Partnership property whenever the adjustment would be permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f).  In the event that the Capital Accounts of the Partners are so adjusted, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code.  In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.  The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Partners and shall have no effect on the amount of any distributions to any Partners in liquidation or otherwise.  The amounts of all distributions to Partners shall be determined pursuant to Article VI.

Section 4.04.  Status of Capital Contributions.

(a)           Except as otherwise provided in this Agreement, the amount of a Partner’s Capital Contribution may be returned to it, in whole or in part, at any time, but only upon the approval by Majority Vote of the Directors (which consent the Directors may withhold in their sole discretion).  Any such return of Capital Contribution shall be pro rata to all Partners in accordance with their then Percentage Interests.  Under circumstances requiring a return of any Capital Contribution, no Partner shall have the right to demand or receive property other than cash except as may be specifically provided in this Agreement.

(b)           No Partner shall receive any interest, salary, or drawing with respect to its Capital Contribution or its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner, except as otherwise specifically provided in this Agreement.

(c)           No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership or of any General Partner.  A Limited Partner shall be liable only to make its initial Capital Contribution to the Partnership or lend any funds to the Partnership.  No General Partner shall have any personal liability for the repayment of any Capital Contribution of any Partner.

Section 4.05.  Advances.  No Partner shall loan or otherwise advance any funds to or for the benefit of the Partnership in excess of its Capital Contribution without the prior written approval of the Board.  If any Partner shall have been so permitted, and thereafter, advances any funds to the Partnership in excess of its Capital Contribution, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its Percentage Interest.  The amount of any such advance shall be a debt obligation of the Partnership to such Partner and shall be repaid to it by the Partnership with such interest and upon such other terms and conditions as shall be mutually determined by such Partner and the Board.  Any such advance shall be payable and collectible only out of the Partnership assets, and the Partners shall not be personally obligated to repay any part thereof.  No Person who makes any nonrecourse loan to the Partnership shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital, or property of the Partnership, other than as a creditor.

ARTICLE V

ALLOCATIONS

Section 5.01.  Allocations of Profits and Losses.  All items of Partnership income, gain, loss and deduction as determined for book purposes shall be allocated among the Partners and credited or debited to their respective Capital Accounts in proportion to their respective Percentage Interests, unless otherwise required by Code Section 704(b) and the Treasury Regulations promulgated thereunder.

Section 5.02.  Code Section 704(c) Allocations.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted tax basis of the property and its fair market value at the time of contribution, using such method (including the “remedial allocation method” described in Treasury Regulations Section 1.704-3(d)) that will close as quickly as possible any disparity between the contributing Partner’s Capital Account and tax basis in the Partnership on account of such contribution.  Allocations pursuant to this Section 5.02 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account, distributions, or allocations of profits and losses for book purposes pursuant to Section 5.01.

ARTICLE VI

DISTRIBUTIONS

Section 6.01.  Net Cash Flow.  Except as otherwise provided in Article XII (relating to the dissolution of the Partnership), any distribution of the Net Cash Flow of the Partnership during any fiscal year of the Partnership shall be made to the Partners in shares proportionate to their Percentage Interests.

Section 6.02.  Distribution Rules.

(a)           All distributions pursuant to Section 6.01 shall be at such times and in such amounts as shall be determined by the Board, in its sole discretion.

(b)           Any distributions made by the Partnership pursuant to Section 6.01 shall be made only in cash, unless otherwise specified by the Board.

ARTICLE VII

MANAGEMENT

Section 7.01.  Establishment of a Managing Board.  The General Partners shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership, and shall establish a board of directors of the Partnership (the “Board”) to carry out such management, exercise such control, make all decisions affecting the business and affairs of the Partnership, and take all such actions as such Board deems necessary or appropriate to accomplish the purposes of the Partnership as set forth herein.  The Board shall consist of four persons (“Directors”), two of which shall be appointed by DST GP and two of which shall be appointed by State Street GP.  Each Director shall serve at the pleasure of the General Partner that designated such Director and may from time to time be replaced by such General Partner.  Each General Partner shall notify the other General Partner in writing of any person designated by it to serve as a Director and any replacement for such person promptly following such designation or replacement.  In the event that any General Partner transfers its Partnership Interest to a third party that is not an Affiliate of such General Partner (to the extent permitted hereunder), such third party transferee shall be entitled to designate the number of Directors designated by the transferring General Partner.  No Limited Partner, as such, shall have any authority, right or power to bind the Partnership or except as otherwise provided herein, to manage or control, or to participate in the management or control of, the business and affairs of the Partnership in any manner whatsoever.

Section 7.02.  Meetings and Voting.  The Board will meet as often as the Directors deem necessary, but not less than once annually.  Meetings may be conducted in person or by telephone or in any other manner agreed to by the Board.  Any of the General Partners may call a meeting of the Board upon reasonable prior notice.  No notice of a meeting shall be necessary when all members of the Board are present and attendance of a Director shall constitute waiver of notice of the meeting.  The attendance in person of at least three (3) Directors shall constitute a quorum for purposes of any meeting of the Board.  Each of the Directors will be entitled to one (1) vote in person or by proxy on any action to be taken by the Board, except that the Chief Executive Officer (if a Director) shall not be entitled to vote on matters relating to his or her powers, compensation or performance.  Except as provided in Section 7.05 below, any action to be taken by the Board shall be considered effective only if approved by a Majority Vote of the Directors then in office, each of whom may vote in person or by proxy, at a duly organized meeting of the Board.  Meetings of the Board may be attended by other representatives of the General Partners and other persons related to the Partnership as agreed to from time to time by the Board.  The Board will set up procedures relating to the recording of minutes of its meetings.  Actions of the Board may also be taken without a meeting by unanimous written consent of all of the Directors.

Section 7.03.  Appointment of a Chief Executive Officer.  The Board shall appoint a Chief Executive Officer who shall have general supervision, direction and control of the business and the officers of the Partnership.  The Chief Executive Officer shall have the general powers and duties of management usually vested in a chief executive officer, and shall have such other duties and responsibilities related to the management of the business of the Partnership as the Board shall from time to time direct.

Section 7.04.  Officers.  The Board may appoint such other officers and agents of the Partnership as it shall from time to time deem necessary.  Such officers and agents shall have such terms of employment, shall receive such compensation and shall exercise such powers and perform such duties as the Board shall from time to time determine.

Section 7.05.  Unanimous Consent.

(a)           Notwithstanding the provisions of Section 7.02 regarding voting requirements, no Major Action (as defined in paragraph (b) below) shall be effective unless approved by unanimous consent of the Directors, acting at a meeting or by unanimous written consent as provided in Section 7.02.  In addition, unless unanimously approved by the Directors as provided above, none of the General Partners shall enter into or permit the Partnership to enter into any Major Action.

(b)           For purposes of this Agreement, “Major Action” means any of the following:

(1)           merger or consolidation of the Partnership with any other entity, or a sale by the Partnership of any material portion of its assets;

(2)           incurrence by the Partnership of material debt other than in the ordinary course of business;

(3)           making an initial public offering by the Partnership;

(4)           taking any action to effect the voluntary, or which would precipitate an involuntary, dissolution or winding-up of the Partnership;

(5)           requiring any Partner to make any Capital Contribution other than the initial Capital Contributions set forth on Schedule A;

(6)           declaration or payment of any distribution to the Partners of cash or property of the Partnership; and

(7)           entering into any agreement, commitment, or transaction with a Partner or an Affiliate thereof on terms less favorable to the Partnership than the Partnership would obtain in a comparable transaction or agreement with a third party.

Section 7.06.  Powers of the Board.  Except as otherwise expressly provided herein, the power and authority of the Board shall include, without limitation, the power and authority:

(a)           To acquire, own, lease, sublease, manage, finance, hold, deal in, request re-zoning of, control or dispose of any interest or rights in personal property or real property;

(b)           To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Partnership;

(c)           To pay, collect, compromise, litigate, arbitrate, or otherwise adjust or settle any and all other claims or demands of or against the Partnership or to hold such proceeds against the payment of contingent liabilities;

(d)           To borrow money or to obtain credit in such amounts, at such rate of interest and upon such other terms and conditions as the General Partners deem appropriate, recourse or nonrecourse, from banks, other lending institutions or any other Person, including the Partners, and pursuant to indentures, loan agreements or any other type of instrument, for any purpose of the Partnership and to secure payment of the principal of any such indebtedness and the interest thereon by mortgage, pledge, conveyance or assignment in trust of or grant security interest in the whole or in part of any or all of the property and assets of the Partnership;

(e)           To make, execute, assign, acknowledge and file on behalf of the Partnership any and all documents or instruments of any kind which the General Partners may deem necessary or appropriate in carrying out the purposes and business of the Partnership; and any Person dealing with the General Partners shall not be required to determine or inquire into its authority or power to bind the Partnership or to execute, acknowledge or deliver any and all documents in connection therewith;

(f)            To assume obligations, enter into contracts, including contracts of guaranty or suretyship, incur liabilities, lend money and otherwise use the credit of the Partnership, and to secure any and all obligations, contracts or liabilities of the Partnership by mortgage, pledge or other encumbrance of all or any part of the property and income of the Partnership;

(g)           To invest funds of the Partnership;

(h)           To employ and engage suitable agents, employees, advisors, consultants and counsel (including any custodian, investment advisor, accountant, attorney, corporate fiduciary, bank or other reputable financial institution, or any other agents, employees or Persons who may serve in such capacity for the General Partners or any Affiliate of the General Partners) to carry out any activities that the General Partners are authorized or required to carry out under this Agreement (subject to the supervision and control of the General Partners), including, without limitation, a Person who may be engaged to undertake some or all of the general management, property management, financial accounting and recordkeeping or other duties of the General Partner and to indemnify such Persons against liabilities incurred by them in acting in such capacity as on behalf of the Partnership;

(i)            To employ and retain Persons as may be necessary or appropriate for the conduct of the Partnership’s business (subject to the supervision and control of the Board), including employees and agents who may be designated as officers with titles including but not limited to “chairman,” “president,” “vice president,” “treasurer,” “secretary,” “general manager,” “director” and “chief financial officer,” as and to the extent authorized by the Board;

(j)            To qualify the Partnership to do business in any state, territory, dependency or foreign country;

(k)           To sell or dispose of all or a portion of the Partnership’s assets for the benefit of the Partners at the times and on terms determined by the Board, in its sole discretion;

(l)            To form or cause to be formed, and to own the stock of, one or more corporations, and to form or cause to be formed and to participate in partnerships, joint ventures, limited liability companies, trusts and other entities; and

(m)          To possess and exercise any additional rights and powers of a General Partner under the partnership laws of the Commonwealth of Massachusetts, including, without limitation, the Act and the Massachusetts Uniform Partnership Law (and any other applicable laws, to the extent not expressly prohibited by this Agreement).

The expression of any power or authority of a General Partner in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.  Notwithstanding any of the foregoing, the Partnership shall be operated in such a manner as the General Partners deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

Section 7.07.  Outside Businesses.  Unless otherwise agreed in writing by all of the Partners, any Partner or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Partnership and neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.  No Partner or Affiliate thereof shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and any Partner or Affiliate shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

Section 7.08.  Title to Assets of the Partnership.  Title to assets of the Partnership, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof.  Title to any or all of the assets of the Partnership may be held in the name of the Partnership, or in the name of one or more nominees, including a General Partner, as the Board may determine.  The General Partners declare and warrant that any assets of the Partnership for which legal title is held in the name of a General Partner shall be held in trust by such General Partner for the use and benefit of the Partnership in accordance with the terms and provisions of this Agreement.  All assets of the Partnership shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such assets of the Partnership is held.

Section 7.09.  Resolution of Conflicts of Interest.

(a)           Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between any Director or Partner or any of its Affiliates, on the one hand, and the Partnership, or another Director or Partner on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that a Director or Partner shall act in a manner which is, or provides terms which are, fair and reasonable to the Partnership, or any other director or Partner, the General Partners shall resolve such conflict of interest by taking such action as they deem appropriate under the circumstances, considering in each case the relative interest of each party (including their own interests) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles.  In the absence of bad faith by the General Partners, the resolution, action or terms so made, taken or provided by the General Partners shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the General Partners at law or in equity or otherwise.

(b)           Whenever in this Agreement any Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any other interest of, or factors affecting, the Partnership or the Limited Partners, or (ii) in its “good faith” or under another expressed standard, the Person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

Section 7.10.  Access to Records of Each Limited Partner.  Each Limited Partner hereby agrees to make accurate and complete books and records relating to fees and the nature of services provided by it to the Partnership available for inspection by the other Limited Partner and its accountants, at the other Limited Partner’s expense, upon not less than five business days’ prior notice to the other Limited Partner during the other Limited Partner’s normal business hours, at the place where such books and records are regularly maintained.

ARTICLE VIII

LIMITED PARTNERS

Section 8.01.  Liability of Limited Partners.  A Limited Partner, in its capacity as such, shall have no liability in excess of its Capital Account.  It is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of any money or other property in violation of the Act.  The payment of any such money or distribution of any such property to a Limited Partner shall be deemed to be a compromise within the meaning of Section 28(c) of the Act, and the Limited Partner receiving any such money or property shall not be required to return any such money or property to any Person, the Partnership or any creditor of the Partnership.  However, if any court or competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of any General Partner.

Section 8.02.  No Management by Limited Partners.  No Limited Partner, in its capacity as such, shall take part in the day-to-day management, operation or control of the business and affairs at the Partnership.  The Limited Partners shall not have any right, power, or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership.

Section 8.03.  Employees, Agents or Officers of the Partnership or a General Partner.  A Limited Partner or an employee, agent, director or officer of a Limited Partner may also be an employee, agent, director or officer of the Partnership or a General Partner.  The existence of these relationships and acting in such capacities will not result in a Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the liability of the Limited Partner or the Person so acting.

ARTICLE IX

BOOKS, RECORDS, AND FINANCIAL STATEMENTS

 Section 9.01.  Records and Access to Records.  At all times during the continuation of the Partnership, the Board shall keep or cause to be kept full and true books of account maintained in accordance with generally accepted accounting principles consistently applied in which shall be entered fully and accurately each transaction of the Partnership.  Such books of account, together with a copy of this Agreement and of the Certificate of Limited Partnership, shall at all times be maintained at the registered office of the Partnership and shall be open to inspection and examination at reasonable times by all Partners and their duly authorized representatives for any purpose reasonably related to such Partner’s interest as a partner in the Partnership.  The books of account and the records of the Partnership shall be examined by and reported upon as of the end of each fiscal year of the Partnership by a firm of independent certified public accountants of national reputation selected by the Board.

Section 9.02.  Confidentiality Provisions and Limitations on Access.  Notwithstanding any other provision of this Agreement, the Board may, to the maximum extent permitted by applicable law, keep confidential from the Limited Partners any information the disclosure of which the Board reasonably believes is not in the best interest of the Partnership or is adverse to the interests of the Partnership or which the Partnership or the Board is required by law or by an agreement with any Person to keep confidential.

Section 9.03.  Reports to Partners.  The Board shall direct the officers and employees of the Partnership to prepare and distribute to all Partners such financial statements and reports on the operations of the Partnership as it deems necessary and appropriate, at such times as it deems appropriate, but not less than quarterly each year.  The Board shall also direct the officers and employees of the Partnership to prepare and distribute to all Partners all tax reporting information, forms and documents required by law.

Section 9.04.  Bank or Brokerage Accounts.  All funds of the Partnership shall be deposited in the Partnership name in such bank or brokerage account or accounts as shall be designated by the Board.  Withdrawals from any such bank or brokerage account or accounts shall be made upon such signature or signatures as the Board may designate.

Section 9.05.  Right to Make Section 754 Election.  The General Partners may, in their sole discretion, make or revoke, on behalf of the Partnership, an election in accordance with § 754 of the Code, so as to adjust the basis of Partnership property in the case of a distribution of property within the meaning of § 734 of the Code, and in the case of a transfer of a Partnership interest within the meaning of § 743 of the Code.  Each of the Partners shall, upon request of the Board, supply the information necessary to give effect to such an election.

ARTICLE X

RESTRICTIONS ON TRANSFER; RIGHT OF FIRST REFUSAL

Section 10.01.  Restrictions on Transfer.

(a)           Each Partner agrees that, except as provided in this Article X or in Sections 12.06 or 12.07, during the term of this Agreement, no Partner shall Transfer all or any portion of any Partnership Interests now owned or hereafter acquired, directly or indirectly, by such Partner or any Affiliate, unless such Partner simultaneously Transfers to the transferee (a “Permitted Transferee”) all of the Partnership Interests owned directly and indirectly by such Partner and its Affiliates in accordance with this Article X.  The foregoing restriction upon Transfers of Partnership Interests shall not apply to Transfers (i) to Affiliates, and (ii) in connection with, and strictly in compliance with, the conditions of Transfers effected pursuant to this Article X or in Section 12.06.  The Partners may agree to waive any part or all of the restrictions in this Article X upon a proposed Transfer of a Partnership Interest if, but only if, all Partners, acting in their sole discretion, agree in writing to such waiver prior to such Transfer.

(b)           Notwithstanding anything to the contrary in this Agreement or any failure by a Permitted Transferee to execute a Joinder Agreement in the form attached as Exhibit 1 hereto, a Permitted Transferee shall take any Partnership Interests so Transferred subject to all provisions of this Agreement as if such Partnership Interests were still held by the Partner making such Transfer, whether or not they so agree in writing.

Section 10.02.  Right of First Refusal.  In the event that any of the Partners, including a Permitted Transferred of either, receives a bona fide offer from a non-Affiliate (the “Offeror”) to purchase all of the Partnership Interests held by such Partner which such Partner in good faith desires to accept (a “Transaction Officer”), such Partner (a “Transferring Partner”) may Transfer such Partnership Interests only pursuant to and in accordance with the provisions of this Section 10.02.  For purposes of the following provisions, (i) each reference to a “Partner” shall mean the relevant Limited Partner and the General Partner owned by such Partner or one of its Affiliates, together, treated as a single Person, (ii) each reference to a “Partnership Interest” shall be deemed to include all Partnership Interests owned by such Affiliated Partners, and (iii) the Partner shall make and receive all notices and other elections and communications required on behalf of itself and its Affiliated Partners.

(a)           Such Transferring Partner shall cause the Transaction Officer and all of the terms thereof to be reduced to writing and shall promptly notify the other Partner (the “Receiving Partner”) of such Transferring Partner’s desire to accept the Transaction Offer and otherwise comply with the provisions of this Section 10.2 (the “Offer Notice”).  The Transferring Partner’s Officer Notice shall constitute an irrevocable offer to sell all but not less than all of the Partnership Interests which are the subject of the Transaction Offer to the Receiving Partner, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transaction Offer.  The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Offeror and all relevant information in connection therewith).

(b)           Upon receipt of an Offer Notice, the Receiving Partner may elect to accept the offer to sell with respect to all (but not less than all) of the Partnership Interests subject thereto and shall give written notice of such election to the Transferring Partner within thirty (30) business days after receipt of the Offer Notice (the “Right of First Refusal Election Period”), which notice shall indicate that the Partner is willing to purchase all (but not less than all) of the Partnership Interests offered.  In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Transferring Partner, on one hand, and the Receiving Partner, on the other, shall determine the fair market value of such consideration in accordance with Section 10.2(e) below, and the Receiving Partner may exercise its right to purchase under this Section 10.02 by payment of such fair market value in cash or cash equivalents.  Any acceptance made hereunder shall complete a binding contract obligating the Transferring Partner to sell and the Receiving Partner to purchase the Partnership Interests accepted for the price and on the terms contained in the copy of the Transaction Offer, subject to the receipt of any necessary regulatory approvals.

(c)           Within 30 days after the notice of acceptance is given and all necessary regulatory approvals have been obtained and any regulatory waiting periods elapsed, the Receiving Partner shall tender to the Transferring Partner the consideration set forth in the Transaction Offer on the terms and conditions set forth therein for all of the Partnership Interests offered, and the Transferring Partner shall thereupon deliver to the Receiving Partner certificates representing the Partnership Interests being acquired hereunder, free and clear of liens and encumbrances duly endorsed and in proper form for transfer and with all transfer or similar taxes paid.

(d)           In the event that the Receiving Partner does not elect to exercise the rights to purchase under this Section 10.02 with respect to all of the Partnership Interests proposed to be sold, the Transferring Partner may sell all such Partnership Interests to the Offeror on the terms and conditions set forth in the Offer Notice, and need not sell any to the Receiving Partner, provided, however, that no Partnership Interests shall be so Transferred unless all of the Partnership Interests owned by the Transferring Partner are also transferred to the Offeror.  If the Transferring Partner’s sale to an Offeror is not consummated in accordance with the terms of the Transaction Offer within the later of (i) one hundred twenty (120) calendar days after the expiration of the Right of First Refusal Election Period under this Section 10.02, or (ii) the first to occur of (A) receipt of any necessary governmental approval or (B) sixty (60) calendar days after the expiration of the Right of First Refusal Election Period if the Transferring Partner has not submitted all necessary regulatory filings by that date, the Transaction Offer shall be deemed to lapse, and any Transfer of Partnership Interests pursuant to such Transaction Offer shall be deemed to be in violation of the provisions of this Agreement unless the Transferring Partner once again complies with the provisions of this Section 10.02 with respect to such Transaction Offer.

(e)           In connection with the determination of fair market value of consideration (the “Consideration Value”) to be delivered to the Transferring Partner pursuant to an Offer as contemplated by Section 10.02(c) above, for a period of ten days after delivery of the Offer Notice, the Transferring Partner, on one hand, and the Receiving Partner, on the other, shall negotiate in good faith with respect to such determination.  In the event that such parties have not reached agreement as to a mutually acceptable Consideration Value during such ten day period, each such party shall each select an appraiser to prepare and deliver to the parties a written appraisal (each an “Appraisal”) of the consideration setting forth such appraiser’s determination of (i) the fair market value of each component thereof and (ii) such appraiser’s determination of the Consideration Value (the “Appraised Consideration Value”).  In the event that the higher Appraised Consideration Value is not in excess of one hundred-ten percent (110%) of the lower Appraised Consideration Value, the Consideration Value shall be deemed to be the average of such Appraised Consideration Values.  In the event that the higher Appraised Consideration Value exceeds one hundred-ten percent (110%) of the lower Appraised Consideration Value, the appraisers shall select a third appraiser who shall prepare and deliver an Appraisal (the “Third Appraisal”) of such consideration.  The Consideration Value shall be the Appraised Consideration Value closest to that set forth in the Third Appraisal.

(f)            This Agreement shall not be deemed to prohibit the parties from causing the Partnership to repurchase or redeem issued and outstanding Partnership Interests so long as, immediately after giving effect to such repurchase or redemption, each party hereto holds the same Percentage Interests as it held immediately prior to such repurchase or redemption.

Section 10.03.  Prohibited Transfers.  If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Partnership and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Partnership shall have the right to refuse to recognize any Transferee as one of its Partners for any purpose.

Section 10.04.  Effective Date of Transfer.  Any valid Transfer of a Partner’s Partnership Interests pursuant to the foregoing provisions of Section 10.02 shall be effective as of the close of business on the last day of the calendar month in which such assignment occurs.  The Partnership shall, from the effective date of such transfer, thereafter pay all further distributions of Net Cash Flow, on account of the Partnership interest (or part thereof) so assigned, to the Permitted Transferee of such interest, or part thereof.  As between any Partner and its Permitted Transferee, profits and losses for the fiscal year of the Partnership in which such assignment occurs shall be apportioned for federal income-tax purposes in accordance with any manner permitted under § 706(d) of the Code as such Partner and its Permitted Transferee may agree to.

Section 10.05.  Bankruptcy or Dissolution of a Limited Partner.  The Bankruptcy, dissolution or other cessation to exist as a legal entity of a Partner shall not, in and of itself, dissolve the Partnership.  In any such event, the legal representative or successor of such Partner may exercise all of the rights of such Partner for the purpose of settling its estate or administering its property, subject to the terms and conditions of this Agreement, including any power of an assignee to become a Partner.

Section 10.06.  Withdrawal from the Partnership.  Except as provided in this Agreement, no Partner may withdraw as a partner of the Partnership without the prior written consent of all General Partners.

ARTICLE XI

EXCULPATION AND INDEMNIFICATION OF

THE GENERAL PARTNER AND OTHER INDEMNIFIED PERSONS

Section 11.01.  Exculpatory Provisions.

(a)           Notwithstanding any other terms of this Agreement, whether express or implied, or obligation or duty at law or in equity, no General Partner, its Affiliates, nor any of their respective officers, directors, shareholders, partners, employees, representatives or agents nor any officer, employee, representative or agent of the Partnership and its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Partnership or any Partner for any act or omission (in relation to the Partnership, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Partnership and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute Disabling Conduct.

(b)           A Covered Person may rely and shall incur no liability in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters unless such Covered Person acts in bad faith.

Section 11.02.  Indemnification of Covered Persons.

(a)           To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses (including all fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management or the affairs of the Partnership, or a General Partner or its status as a General Partner, an Affiliate thereof, or partner, director, officer, stockholder, employee, representative or agent thereof or of the Partnership or a Person serving at the request of the Partnership, a General Partner or any Affiliate thereof in another entity in a similar capacity, which relates to or arises out of the Partnership, its property, its business or affairs, and regardless of whether the liability or expense accrued at or relates to, in whole or in part, any time before, on or after the date hereof.  The adverse disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Covered Person acted in a manner contrary to the standard set forth in

Section 11.02(b) below.  Any indemnification pursuant to Section 11.02 (i) shall be made only out of the assets of the Partnership, (ii) shall not be a personal obligation of any Partner, and (iii) in no event shall any Partner be obligated to contribute funds to the Partnership to satisfy such indemnification obligation.

(b)           A Covered Person shall not be entitled to indemnification under Section 11.02 with respect to any claim, issue or matter in which it has engaged in Disabling Conduct; provided, however, that a court of competent jurisdiction, may determine upon application that, despite such Disabling Conduct, in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to indemnification for such liabilities and expenses as the court may deem proper.

(c)           To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 11.02.

(d)           The indemnification provided by Section 11.02 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, by law or vote of the Partners as a matter of law or otherwise, both as to action in the Covered Person’s capacity as a General Partner, an Affiliate thereof or a partner, director, officer, stockholder, partner, representative, employee or agent thereof, or an officer, employee, representative or agent of the Partnership or an Affiliate thereof and, as to action in any other capacity, shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of a Covered Person.

(e)           The General Partners and the Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partners shall, in their sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the General Partners shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with activities of the Partnership or such indemnities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.  The General Partners and the Partnership may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 11.02 and containing such other procedures regarding indemnification as are appropriate.

(f)            In no event may any Covered Person subject any Partner to personal liability by reason of any indemnification of a Covered Person under this Agreement or otherwise.

(g)           A Covered Person shall not be denied indemnification in whole or in part under Section 11.02 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction is otherwise permitted by the terms of this Agreement.

(h)           The provisions of Section 11.02 are for the benefit of the Covered Persons and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to be for the benefit of any other Persons.  The provisions of Section 11.02 shall not be amended in any way that would adversely affect the Covered Person without the consent of the Covered Person.

Section 11.03.  Duties of a General Partner and Others Controlling a General Partner.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partners and any other covered Person acting in connection with the Partnership’s business or affairs, shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such covered Person.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.01.  No Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of additional General Partners or successor General Partners in accordance with the terms of this Agreement.

Section 12.02.  Events Causing Dissolution.  The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the events described below in this Section 12.02.  Each Partner hereby waives, for the term of the Partnership, any right to partition the property of the Partnership or to commence an action seeking dissolution of the Partnership under the Act.

(a)           The withdrawal, removal or Bankruptcy of all General Partners or assignment by all General Partners of their entire interests in the Partnership when the assignees are not admitted to the Partnership as additional or successor General Partners in accordance with Section 11.01, or the occurrence of any other event that results in all General Partners ceasing to be a general partners of the Partnership under the Act, provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (a) if (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (ii) within ninety (90) days after the occurrence of such event, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; or

(b)           The written consent of all of the Partners.

Section 12.03.  Notice of Dissolution.  Upon the dissolution of the Partnership, the General Partners shall promptly notify the Limited Partners of such dissolution.

Section 12.04.  Liquidation.  Upon dissolution of the Partnership, the General Partners, or, in the event that the dissolution is caused by an event described in Section 12.02(a) and there is no other General Partner, a Person or Persons who may be approved by a majority vote of the remaining Limited Partners as the Liquidating Trustee, shall immediately commence to wind up the Partnership’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon a liquidation.  Each Partner shall be furnished with a statement prepared by the Partnership’s certified public accountant that shall set forth the assets and liabilities of the Partnership as of the date of dissolution.  The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

(a)           To creditors of the Partnership, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof); and

(b)           Subject to the order of priority set forth in Section 12.04, distributing the Partnership assets proportionately to the Partners in kind with each Partner accepting an undivided interest in the Partnership assets, subject to Partnership liabilities, in satisfaction of its proportionate interests in the Partnership.  For the purpose of determining the amount distributed to each Partner, any property distributed in kind in the liquidation shall be valued in accordance with Section 10.02(e).

Section 12.05.  Methods of Liquidation.  The Partnership may be liquidated by either:

(a)           Selling the Partnership assets and distributing the net proceeds therefrom in the manner provided in Section 12.04.  Any net gain or loss realized by the Partnership on the sale or other disposition of Partnership assets in the process of liquidation of the Partnership shall be allocated to the Partners in accordance with Article V; or

(b)           Subject to the order of priority set forth in Section 12.04, distributing the Partnership assets proportionately to the Partners in kind with each Partner accepting an undivided interest in the Partnership assets, subject to Partnership liabilities, in satisfaction of its proportionate interests in the Partnership.  For the purpose of determining the amount distributed to each Partner, any property distributed in kind in the liquidation shall be valued in accordance with Section 10.02(e).

Section 12.06.  Termination of Partnership; Put and Call Option.  For purposes of the following provisions, (i) each reference to a “Partner” shall mean the relevant Limited Partner and the General Partner owned by such Limited Partner or one of its Affiliates (an “Affiliated Partner”), together, treated as a single Partner, (ii) each reference to a “Partnership Interest” shall be deemed to include all Partnership Interests owned by both such Affiliated Partners, and (iii) the Limited Partner shall make and receive all notices and other elections and communications required on behalf of both such Affiliated Partners.  If Partner (the “Offeror”) desires to withdraw from the Partnership or, alternatively, acquire the Partnership Interests of the other Partners, it shall have the following option:

(a)           to establish a price payable in cash (the “offering price”) for all of the then outstanding Partnership Interests, and

(b)           to submit to the other Partner (the “Offeree”) in writing an offer (i) to sell all Partnership Interests then owned by it or (ii) to purchase all Partnership Interests then owned by the (the “Offeree”) at the offering price.

(c)           The Offeree shall have 180 days from the receipt of the offer either to accept the offer to purchase or to elect to purchase at the offering price all of the Partnership Interests of the Offeror.

(d)           Should the Offeree elect to purchase the Offeror’s Partnership Interests at the offering price, the Offeror shall be bound by such election and must sell to the Offeree at such price.

(e)           In the event the Offeree fails to respond as provided in Section 12.06(c), the Offeree shall be deemed to have accepted the Offeror’s offer to purchase on the 181st day following receipt of the offer to purchase.

(f)            The offer to purchase described in Section 12.06(b) may be withdrawn only by written agreement of the Partners.

(g)           Within 30 days after the acceptance by the Offeree of the Offeror’s offer to purchase or the election by the Offeree to purchase from the Offeror, and all necessary regulatory approvals have been obtained and any regulatory periods elapsed, the selling partner shall tender all of its Partnership Interests to the purchasing party, free and clear of all liens and encumbrances and the purchasing party shall deliver to the selling party the offering price (as described in the offer) in exchange for such Partnership Interests.

(h)           A Partner that purchases all of the Partner Interests from the other Partner pursuant to this Section 12.06 shall have the option to require the selling Partner to agree to continue providing any products or services then provided by the selling Partner to the Partnership or an Affiliate of the Partnership on the same terms and conditions for six (6) months following the effective date of the transfer of the Partnership Interests.  By either agreeing to sell its Partnership Interest pursuant to this Section 12.06 or by allowing the time period specified in Section 12.06(e) to lapse without response, the selling Partner agrees to continue providing such products or services on the terms requested above if requested by the purchasing Partner.

(i)            An Offeror may not submit an offer pursuant to this Section 12.06 during a Right of First Refusal Election Period.

Section 12.07.  Unapproved Change in Control.  In the event of an Unapproved Change in Control of a Partner, the Partners not Affiliated with the Partner with respect to which such Unapproved Change in Control has occurred shall have the right to purchase all but not less than all of the Partnership Interests owned at the time of such Unapproved Change in Control by (a) the Partner with respect to which such Unapproved Change in Control has occurred and (b) any Affiliates of such Partner (collectively, the “Seller”).

(a)           Such right may be exercised by sending written notice to the Seller at any time after an Unapproved Change in Control but not later than thirty (30) days after receiving notice of the effective date of such Unapproved Change in Control.  The purchase price of the Partnership Interests subject to the right shall be paid in cash at a closing to be held within thirty (30) days of the exercise of the right against delivery by the Seller of certificates for the Partnership Interests to be purchased and all necessary regulatory approvals have been obtained and any regulatory periods elapsed, duly endorsed and in proper form for transfer.

(b)           The purchase price for the Partnership Interests subject to the right set forth in this Section 12.07 shall be equal to that percentage of the net book value of the Partnership which is equal to the percentage which the Percentage Interests owned by the Seller bears to the total outstanding shares of Partnership Interests at the time of such Unapproved Change in Control.  The net book value of the Partnership shall be that shown on the balance sheet of the Partnership as of the end of the fiscal quarter immediately preceding the date of the Unapproved Change in Control, which balance sheet shall be prepared in accordance with generally accepted accounting principles, consistently applied.

ARTICLE XIII

MISCELLANEOUS

Section 13.01.  Notices.  All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed at the following addresses (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof).  Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second business day after timely delivery to the courier or the day of actual delivery by the courier:

If to State Street GP Sub:

International Financial Data Services GP, Inc.

225 Franklin Street

Boston, MA  02109

Attn:  Gary Enos

Fax No.:  (617) 662-2925

If to DST GP Sub:

IFDS GP, Inc.

333 West 11th Street, 5th Floor

Kansas City, MO  64105

Attn:  President

Fax No.:  (816) 435-8630

If to the Partnership:

International Financial Data Services Limited Partnership

2 Heritage Drive

Quincy, MA  02171-2119

Attn:  David Elwood

Fax No.:  (617) 483-5850

If to State Street:

State Street Corporation

225 Franklin Street

Boston, MA  02109

Attn:  Gary Enos

Fax No.:  (617) 662-2925

With Copies to:

State Street Corporation

Lafayette Corporate Center

2 Avenue de Lafayette

Boston MA  02111-1724

Attn:  Sharon Baker Morin, Esq.

Fax No.:  (617) 662-2919

and

Goodwin, Proctor, & Hoar LLP

Exchange Place

Boston, MA  02109

Attn:  Gregory J. Lyons, P.C.

Fax No.:  (617) 523-1231

If to DST:

DST Systems, Inc.

333 West 11th Street

Fifth Floor

Kansas City, MO  64105

Attn:  President

Fax No.:  (816) 435-8630

With a copy to:

DST Systems, Inc.

333 West 11th Street

Fifth Floor

Kansas City, MO  64105

Attn:  General Counsel

Fax No.:  (816) 435-8630

Section 13.02.  Amendments.  No amendment to this Agreement shall be effective or binding upon the parties hereto unless it is in writing and signed by all Partners.

Section 13.03.  Fiscal Year.  The fiscal year of the Partnership shall be the same as the taxable year of the Partnership.  The taxable year of the Partnership shall end on December 31 of each year, or such other year as may be required by the Code.

Section 13.04.  Securities Act Investment Covenant.  Each Partner represents and warrants that it is acquiring its interest in the Partnership for its own account, and not with a view to resale or distribution thereof within the meaning of the Securities Act of 1933, as amended, and that no such interest will be sold, transferred, hypothecated, or assigned by it in contravention of the Securities Act of 1933, as amended, or any state Blue Sky or securities statute.

Section 13.05.  Failure to Pursue Remedies.  The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 13.06.  Headings.  The headings in this Agreement are included for convenience and identification only and are in no way intended to describe interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 13.07.  Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 13.08.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all the parties and, to the extent permitted by this Agreement, their successors, legal representatives, and assigns.

Section 13.09.  Interpretation.  Throughout this Agreement and any amendment hereto, nouns, pronouns, and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.  All references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

Section 13.10.  Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 13.11.  Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all Partners had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.

Section 13.12.  Governing Law.  This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

Section 13.13.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and Permitted Transferees of the parties hereto as contemplated herein.  The rights of the Limited Partners hereunder shall be assignable to any Affiliate of a Limited Partner and, in compliance with the terms and provisions of this Agreement, to Permitted Transferees as contemplated herein, and any other Transfer shall be null and void.

Section 13.14.  Additional Partners.  In the event that there are more than two Partners and any Partner must comply with Article X, Section 12.06 or Section 12.07 hereof, then the provisions thereof will be applied so as to treat all Partners equitably.

Section 13.15.  Waiver of Certain Damages.  EACH OF THE PARTNERS AND THE PARTNERSHIP TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF IT RELATED THERETO.

Section 13.16.  Entire Agreement.  This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.  No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

INTERNATIONAL FINANCIAL DATA
SERVICES GP, INC.:

/s/Gary E. Enos
Name:	Gary E. Enos
Title:	President

IFDS GP, INC.:

/s/Kenneth V. Hager
Name:	Kenneth V. Hager
Title:	Treasurer

INITIAL LIMITED PARTNERS:

STATE STREET CORPORATION

By:	/s/Gary E. Enos
Name:	Gary E. Enos
Title:	Executive Vice President

DST SYSTEMS, INC.

By:	/s/Kenneth V. Hager
Name:	Kenneth V. Hager
Title:	Vice President, CFO and Treasurer

SCHEDULE A

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

INTERNATIONAL FINANCIAL DATA SERVICES LIMITED PARTNERSHIP

The name and mailing address of each General Partner, the contribution to the capital of the Partnership by such General Partner for its general partner interest in the Partnership, and its Percentage Interest are as follows:

Name and Mailing Address of General Partner	Contribution	Percentage Interest
International Financial Data Services GP, Inc. 225 Franklin Street Boston, MA 02110	$1,000.00	0.01%
IFDS GP, Inc. 333 West 11th Street, 5th Floor Kansas City, MO 64105	$1,000.00	0.01%

The name and mailing address of each Limited Partner of the Partnership, the contribution to the capital of the Partnership by such Limited Partner for such LP Interests, and the Percentage Interest of each Limited Partner are as follows:

Name and Mailing Address of Limited Partner	Contribution	Percentage Interest
State Street Corporation Lafayette Corporate Center 2 Avenue de Lafayette Boston, MA 02111-1724	$43,500,000.00	49.99%
DST Systems, Inc. 333 West 11th Street Fifth Floor Kansas City, MO 64105	The Ontario Shares, as defined in Section 2.2 of that certain Joint Contribution Agreement by and among State Street Corporation, DST Systems, Inc. and International Financial Data Services Limited Partnership and dated as of January 19, 2001.	49.99%

EXHIBIT 1

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Agreement of Limited Partnership (the “Agreement”) dated as of January 19, 2001, by and among International Financial Data Services Limited Partnership (the “Partnership”) and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term “Limited Partner” (as defined in the Agreement).

[For Limited Partners that are natural persons:  The parties hereto acknowledge and agree that the following Transfers shall be deemed to constitute Transfers which are permitted pursuant to Section 10.02(a) hereof and the transferees in such transactions shall be deemed to be Permitted Transferees under the Agreement:

(i)            Transfers by any Limited Partner to such Limited Partner’s spouse, children or siblings or to a trust of which such Limited Partner is the settlor and a trustee for the benefit of such Limited Partner’s spouse, children or siblings, provided that any such trust or entity does not require or permit distribution of such LP Interests during the term of this Agreement, and provided, further that the transferee shall have entered into a Joinder Agreement in the form attached as Exhibit 1 to the Agreement providing that all LP Interests so Transferred shall continue to be subject to all provisions of this Agreement as if such LP Interests were still held by such Limited Partner, except that no further Transfer shall thereafter be permitted hereunder except in compliance with Section 10.02; and

(ii)           Transfers upon the death of any Limited Partner to such Limited Partner’s heirs, executors or administrators or to a trust under such Limited Partner’s will, or Transfers between such Limited Partner and such Limited Partner’s guardian or conservator, provided that the transferee shall have entered into a Joinder Agreement in the form attached as Exhibit 1 to the Agreement providing that all LP Interests so Transferred shall continue to be subject to all provisions of this Agreement as if such LP Interests were still held by such Limited Partner, except that no further Transfer shall thereafter be permitted hereunder except in compliance with Section 10.2.]

The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.

[NAME OF UNDERSIGNED]